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                      SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, DC 20549

                                    FORM 15

         Certification and Notice of Termination of Registration under
      Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities
                             Exchange Act of 1934.

                      Commission File Number  0-1284

                           UNITED CITIES GAS COMPANY
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            (Exact name of registrant as specified in its charter)


                5300 MARYLAND WAY, BRENTWOOD, TENNESSEE  37027
                                (615) 373-0104
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         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                        COMMON STOCK, WITHOUT PAR VALUE
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           (Title of each class of securities covered by this Form)


                                     NONE
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 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)   [X]             Rule 12h-3(b)(1)(ii)   [ ]
        Rule 12g-4(a)(1)(ii)  [ ]             Rule 12h-3(b)(2)(i)    [ ]
        Rule 12g-4(a)(2)(i)   [ ]             Rule 12h-3(b)(2)(ii)   [ ]
        Rule 12g-4(a)(2)(ii)  [ ]             Rule 15d-6             [ ]
        Rule 12h-3(b)(1)(i)   [ ]

        Approximate number of holders of record as of the certification or notice date: NONE

        Pursuant to the requirements of the Securities Exchange Act of 1934, Atmos Energy Corporation as the successor to United Cities Gas Company, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  AUGUST 1, 1997                   ATMOS ENERGY CORPORATION



                                        By: /s/ Robert W. Best
                                            ------------------------------------
                                            ROBERT W. BEST
                                            CHAIRMAN, PRESIDENT AND
                                            CHIEF EXECUTIVE OFFICER